Exhibit 99.1

Polypore International, Inc. The Gibson Building 11430 North Community House Road Suite 350 Charlotte, NC 28277 Tel: (704) 587-8409 Fax: (704) 587-8795 www.polypore.net

Polypore Names David A. Roberts to Board of Directors and

Appoints Robert B. Toth as Chairman of the Board

CHARLOTTE, NC – July 11, 2011 – Polypore International, Inc. (NYSE: PPO) today announced that David A. Roberts has joined the Board of Directors, replacing David A. Barr from Warburg Pincus LLC. Mr. Roberts will serve on the Company’s Compensation Committee and its Nominating and Corporate Governance Committee.

Mr. Roberts is Chairman, President and Chief Executive Officer of Carlisle Companies, Inc., a Charlotte-based, NYSE-listed diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, foodservice, and aerospace industries. Aside from his notable multi-industry experience, Mr. Roberts’ areas of expertise include international business, mergers & acquisitions, manufacturing, and corporate governance. Mr. Roberts is also a director of Franklin Electric Company, Inc.

Additionally, Robert B. Toth, the Company’s President and Chief Executive Officer, has been named Chairman of the Board, a role formerly held by Michael S. Graff, Member and Managing Director of Warburg Pincus LLC. Mr. Graff remains on the board in the role of lead independent director.

Commenting on the changes, Mr. Toth said: “David Barr has been a valuable board member since the business was originally acquired by Warburg Pincus LLC in 2005 and we want to thank him for his service to our organization. Additionally, we’d like to thank Mike for his leadership as chairman for the past several years and we look forward to his continued involvement. We also want to welcome Dave Roberts to the board. He brings a successful track record leading global public companies and we are delighted he agreed to join the Polypore team.”

About Polypore International, Inc.

Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, NC, Polypore International, Inc. is a market leader with manufacturing facilities or sales offices in ten countries serving six continents. See www.polypore.net.

Contact:  Polypore Investor Relations – (704) 587-8886